Exhibit 99.1

Translate Bio Announces Pricing of Public Offering of Common Stock

LEXINGTON, Mass., June 25, 2020 — Translate Bio, Inc. (Nasdaq: TBIO), a clinical-stage messenger RNA (mRNA) therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction, today announced the pricing of its underwritten public offering of 12,506,811 shares of its common stock at a public offering price of $22.00 per share. In the offering, Translate Bio will issue and sell 5,681,819 shares and an existing stockholder, Shire Human Genetic Therapies, Inc. (Shire), a subsidiary of Takeda Pharmaceutical Company Limited, will sell 6,824,992 shares. The gross proceeds to Translate Bio from the offering, before deducting underwriting discounts and commissions and offering expenses payable by Translate Bio, are expected to be approximately $125.0 million. Translate Bio will not receive any proceeds from the sale of the shares by Shire. In addition, Translate Bio has granted the underwriters a 30-day option to purchase up to 1,876,021 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on June 30, 2020, subject to the satisfaction of customary closing conditions.

Goldman Sachs & Co. LLC, SVB Leerink and Evercore ISI are acting as joint book-running managers and H.C. Wainwright & Co. and Roth Capital Partners are acting as co-lead managers for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3ASR, which became automatically effective upon filing with the Securities and Exchange Commission (SEC) on June 24, 2020.

This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. The final prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6218, or by email at syndicate@svbleerink.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10055, by telephone at 888-474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Translate Bio

Translate Bio is a clinical-stage mRNA therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction. Translate Bio is primarily focused on applying its technology to treat pulmonary diseases caused by insufficient protein production or where the reduction of proteins can modify disease. Translate Bio’s lead program is being developed as a treatment for cystic fibrosis (CF) and is in a Phase 1/2 clinical trial. The Company also believes its technology is applicable to a broad range of diseases, including diseases that affect the liver. Additionally, the platform may be applied to various classes of treatments, such as therapeutic antibodies or vaccines in areas such as infectious disease and oncology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding the expected closing of the offering and anticipated proceeds from the offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “hope,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including, but not limited to: risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering, the impact of general economic, industry or political conditions in the United States or internationally including the ongoing COVID-19 pandemic and other important risk factors set forth under the caption “Risk Factors” in the preliminary prospectus relating to the offering, Translate Bio’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and in any other subsequent filings made with the SEC by Translate Bio. Any forward-looking statements contained in this press release speak only as of the date hereof, and Translate Bio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts for Translate Bio

Investors	Media
Teri Dahlman tdahlman@translate.bio 617-817-8655	Maura Gavaghan mgavaghan@translate.bio 617-233-1154